                                                                      EXHIBIT 12

                 TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                                         For Three Months
                                                                                                          Ended March 31
                                                                                                        ------------------
                                              1994        1995       1996        1997        1998        1998        1999
                                             ------      -------    ------      ------      ------      ------      ------

Income from continuing operations
  before income taxes and fixed
  charges:
    Income before extraordinary item
      and interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes.....
                                             $  943      $ 1,530    $   65      $  825      $  710      $   39      $  381
    Add interest attributable to rental
      and lease expense..................        40           41        44          44          41          10           9
                                             ------      -------    ------      ------      ------      ------      ------
                                             $  983      $ 1,571    $  109      $  869      $  751      $   49      $  390
                                             ======      =======    ======      ======      ======      ======      ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized).....................    $   58      $    69    $  108      $  114      $   85      $   22      $   20
  Interest attributable to rental
    and lease expenses...................        40           41        44          44          41          10           9
                                             ------      -------    ------      ------      ------      ------      ------

Fixed charges............................    $   98      $   110    $  152      $  158      $  126      $   32      $   29
                                             ======      =======    ======      ======      ======      ======      ======

Ratio of earnings to fixed charges........     10.0         14.3         *         5.5         6.0         1.5        13.4
                                             ======      =======    ======      ======      ======      ======      ======


     *Not meaningful. The coverage deficiency was $43 million in 1996.